                                                                EXHIBIT 3

                                                                EXECUTION

                              MANAGEMENT AGREEMENT
                              --------------------

          MANAGEMENT AGREEMENT, dated as of February 10, 1997, by and between SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC., a Delaware corporation (the "Company"), and RICK FERGUSON ("Executive").

          NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the Company and Executive agree as follows:

     1.   Change of Control.  If the Company terminates Executive within twelve
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(12) months after the occurrence of a Change of Control (unless such termination is due to Executive's death or Retirement, or Executive's termination for Cause or Disability) or Executive resigns for Good Reason within twelve (12) months after the occurrence of a Change of Control, then:

          (a) the Company shall pay to Executive, no later than 30 days following the Termination Date, the portion of Executive's base salary in effect on the Termination Date (the "Base Salary") that is accrued but unpaid through the Termination Date plus compensation for current and carried-over unused vacation and compensation days in accordance with the Company's personnel policy;

          (b) in lieu of any further payments of Base Salary to the Executive after the Termination Date, the Company shall pay to Executive, no later than thirty (30) days following the Termination Date and notwithstanding any dispute between the Executive and the Company as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum severance payment (the "Severance Payment") equal to the sum of (x) Executive's Base Salary and
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(y) Executive's Bonus for the previous year;

          (c) the Company (or an Affiliated Corporation) shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of
(A) twelve (12) months after the Termination Date, or (B) the Executive's 65th birthday, all life, medical, and dental insurance programs in which the Executive was entitled to participate immediately prior to the Termination Date, so long as his continued participation is possible under the general terms and provisions of such programs; provided, that in the event the Executive's
                             --------
participation in any such program is barred, the Company (or an Affiliated Corporation) shall arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such programs; and

          (d) within ninety (90) days after the Termination Date, the Company or an Affiliated Corporation shall (A) pay to the Executive an additional amount sufficient to (x) defray all of the Executive's current or prospective liability to any taxing authority for excise taxes, penalties, or any other taxes assessed in excess of those normally imposed on salaries, incurred by reason of the payments made to Executive under this Agreement, and (y) defray the Executive's increased income tax liability by reason of the payment under clause (A)(x) and
(A)(y) of this paragraph (1)(d), and (B) cause the Company's independent auditors to determine, within such ninety (90) days, the amount to be paid to the Executive pursuant to clauses (A)(x) and (A)(y) above, and provide a copy to the Executive of the detailed determination of the Company's independent auditors.

     2.   Mitigation of Damages.  Executive shall not be required to mitigate
          ---------------------
the amount of any payment provided for in paragraph 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in paragraph 2 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the Termination Date or otherwise.

     3.   Definitions.  As used in this Agreement, the following terms shall
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have the following meanings.

          "Affiliated Corporation" means any corporation that is a member of the
           ----------------------
Company's "affiliated group" (as such term is defined under Section 1504 of the Code).

          "Annual Incentive Plan" means the Annual Incentive Plan of the
           ---------------------
Company, as adopted by the Board, and as amended and in effect from time to time.

          "Board" means the board of directors of the Company.
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          "Bonus" means an annual award payable by the Company to Executive
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pursuant to the terms of the Company's Annual Incentive Plan.

          "Cause" shall mean (i) the commission of an act by Executive involving
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fraud, embezzlement, or a felony, (ii) the commission of any act by Executive constituting financial dishonesty resulting in damage to the Company or its Subsidiaries, (iii) the refusal or failure by Executive to follow the lawful, good faith directives of the Board after written notice from the Board, (iv) gross dereliction of duty to Company or its Subsidiaries after written notice from the Board, or (v) an act involving moral turpitude which (A) brings Company or any of its Subsidiaries into public disrepute or disgrace, or (B) causes material harm to the customer relations, franchisor relations, operations or business prospects of Company or any of its Subsidiaries. Notwithstanding the foregoing, with respect to termination for Cause arising out of conduct described in clauses (ii), (iii), (iv), or (v) above, the Executive may not be terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board, at a meeting of such Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the Board, the Executive had engaged in conduct described above in clauses (ii), (iii), (iv), or (v) above and specifying the particulars thereof in detail. Such a finding by the Board is a prerequisite to a termination for Cause pursuant to clauses
(ii), (iii), (iv), or (v) above; provided, however, that such a finding may be
                                 --------  -------
challenged, by appropriate arbitral process, on the merits (i.e., that Cause did not exist) or on the basis that the Board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the Board's finding was not made in good faith).

          "Change of Control" means with respect to the Company and its
           -----------------
Subsidiaries, (i) the consummation of a sale, transfer, or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) after the date of this Agreement, (ii) any transfer of voting power with respect to the Company's capital stock after the date of this Agreement (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation, or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if as a result of such transfer a Person (including a "group", as such term is defined under Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of directors of the Company, (iii) a change in the composition of the Board arising as the result of, or in connection with, any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), such that the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board or the board of directors of any successor to the Company, or (iv) the adoption by the Company of a plan of liquidation or dissolution (other than pursuant to a bankruptcy or insolvency) after the date of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.
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                                      -2-

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Good Reason" means, unless the Executive shall have consented in
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writing thereto, any of the following:

          (a) a material reduction in the Executive's title, duties, responsibilities, or status, as compared to such title, duties, responsibilities, or status immediately prior to the Change of Control or as the same may be increased after the Change of Control;

          (b) the assignment to the Executive of a material amount of different or additional duties that are significantly inconsistent with the Executive's office on the date of the Change of Control or as the same may be increased after the Change of Control;

          (c) a requirement that the Executive relocate anywhere not acceptable to him or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Change of Control;

          (d) the relocation after a Change of Control, without Executive's consent (which consent may be withheld for any reason) of all or substantially all of the executive level employees (or their successors-in-office) who were employed at the Company's principal executive offices at the time of the occurrence of the Change of Control to a location outside the greater metropolitan area where the Company's principal executive offices are located at such time;

          (e) the failure by the Company or its successor to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan, or disability plan (or plans providing the Executive with substantially similar benefits), in which the Executive is participating at the time of a Change of Control, the taking of any action by the Company or its successor (including an amendment or modification to any such plan) that would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change of Control;

          (f) the adoption or pursuit by the Company or its successor of one or more policies or practices which, in the sole opinion of the Executive, differ materially and adversely from the ethics, traditions, policies, or practices of the Company, as in effect immediately prior to the Change of Control; or

          (g) any material breach of this Agreement on the part of the Company or its successor.

          "Person" means an individual, a partnership, a joint venture, a
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corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association, or a government or any department or agency or political subdivision thereof.

          "Retirement" means termination of Executive's employment in accordance
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with the Company's normal retirement policy generally applicable to its salaried employees (or, at Executive's election, at any time after attaining age 60 or at any earlier time upon the occurrence of any event entitling Executive to receive disability benefits under any long-term disability policy maintained by the Company that covers the Executive) or in accordance with any other retirement arrangement established with the Executive's consent with respect to the Executive.

          "Subsidiary" means a corporation, association, or other business
           ----------
entity of which the Company holds, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether any other class or classes of capital stock of such corporation may have voting power by reason or the happening of any contingencies).

          "Termination Date" means (i) if Executive's employment is terminated
           ----------------
as a result of Executive's death, the last day of the month next succeeding the month during which Executive's death occurred, and (ii) if Executive's employment is terminated for any other reason, the date upon which such termination is effective.

     4.   Notices.  All notices, demands or other communications to be given or
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delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier to the recipient. Such notices, demands, and other communications will be sent to the addresses indicated below:

               To Company:

                      Louis Janicich
                      Senior Vice President-Human Resources
                      3220 East 26th Street
                      Vernon, CA 90023

               To Executive:

                      Rick Ferguson
                      3220 East 26th Street
                      Vernon, CA  90023

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     5.   Choice of Law.  All questions concerning the construction, validity
          -------------
and interpretation of the employment provisions of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

     6.   Arbitration; Submission to Jurisdiction.  Each of the parties hereto
          ---------------------------------------
agrees that any dispute relating to the interpretation, performance or breach of this Agreement shall be determined by arbitration, such arbitration to be conducted in the City of New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), except as provided herein. Any party hereto seeking arbitration shall serve on the other party hereto (i) a demand for arbitration and (ii) the name of an arbitrator selected by the demanding party; the other party shall serve on the demanding party (i) its answer to the demand and (ii) the name of an arbitrator selected by such party; and the two arbitrators so selected shall themselves select a third arbitrator who may be, but need not be, from a panel proposed by the AAA (the three arbitrators so chosen shall hereafter be referred to as the "Arbitrators"). The Arbitrators shall award to the prevailing party the costs of the arbitration, including fees of the AAA, the Arbitrators, and legal counsel of the prevailing party. Judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. Each of the parties hereto agrees that this paragraph 6 is a specific and material aspect of this Agreement and acknowledges that each of Executive and the Company would not enter into this Agreement if this paragraph 6 were not part of this Agreement.

     7.   Arbitration Expenses.  The Company shall pay reasonable attorneys'
          --------------------
fees and expenses of Executive in connection with any arbitration arising under, pursuant to, or in connection with the terms of this Agreement.

     8.   Amendments and Waivers.  Any provision of this Agreement may be
          ----------------------
amended and waived only with the prior written consent of the Company and Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                             SEVEN-UP/RC BOTTLING COMPANY
                                             OF SOUTHERN CALIFORNIA, INC.

                                             By:       /s/Lou Janicich
                                                -----------------------------
                                             Its: Senior Vice President



                                                       /s/ Rick Ferguson
                                             --------------------------------
                                                       RICK FERGUSON

                             TERMINATION AGREEMENT


      Termination Agreement, dated as of February 28, 1997 (the "Agreement"), by and between Seven-UpRC Bottling Company of Southern California, Inc., a
Delaware corporation (the "Company"), and Rick Ferguson (the "Executive").

      WHEREAS, the Company and Executive are parties to a Management Agreement, dated as of February 10, 1997 (the "Management Agreement");

      WHEREAS, Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), and DPB Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary"), and the Company propose to enter into an Agreement and Plan of Merger, to be dated as of February 28, 1997 (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which Parent will acquire the Company pursuant to a tender offer (the "Tender Offer") followed by a merger of Subsidiary with and into the Company, resulting in the Company becoming a wholly-owned subsidiary of Parent;

      WHEREAS, Parent and Subsidiary will not enter into the Merger Agreement unless the Company and the Executive enter into this Agreement; and

      WHEREAS, the Executive and the Company wish to induce Parent and Subsidiary to enter into the Merger Agreement and, accordingly, desire to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Termination of Management Agreement. Effective immediately prior to the purchase of shares of common stock in the Tender Offer by Subsidiary, the Management Agreement shall be terminated and shall cease to be of any further force or effect.

      2. Continuing Effect. Except as expressly provided herein, the Management Agreement, and all rights and obligations of the Executive and the Company thereunder, shall remain in full force and effect. This Agreement shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any terms or provisions of the Management Agreement.

      3. Governing Law. This Agreement shall be governed by the construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

      4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      5. Amendment, Supplement and Waiver. This Agreement may not be amended or supplemented, nor may any rights or obligations hereunder be waived, except in writing and then only with the prior written consent of Parent, who shall be a third party beneficiary of this Agreement.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                                EXECUTIVE:

                                                /s/ RICK FERGUSON
                                                --------------------------
                                                Rick Ferguson


                                                COMPANY:

                                                SEVEN-UPRC BOTTLING CO. OF
                                                SOUTHERN CALIFORNIA, INC.


                                                By:  /s/ BART S. BRODKIN
                                                  ----------------------------
                                                Name:  Bart S. Brodkin
                                                  ----------------------------
                                                Title: President
                                                  ----------------------------


Joined in as of the 28th day
of February, 1997, for the purposes
set forth in Section 5 above:

DR PEPPER BOTTLING OF TEXAS


By:  /s/ JIM L. TURNER
  ---------------------------
Name:  Jim L. Turner
  ---------------------------
Title: President
  ---------------------------

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